Exhibit 10.4

Trinseo LLC
1000 Chesterbrook Blvd.
Suite 300
Berwyn, PA 19312

May 11, 2015

Ms. Marilyn Horner

Dear Ms. Horner:

RE:  Definition of Retirement for Purposes of Equity Awards under 2014 Omnibus Incentive Plan

This letter confirms that the following definition of "Retirement” is applicable to the Stock Options granted to you on February 27, 2015:

"Retirement” means a retirement from active Employment after the Optionee has attained age fifty-five (55) with at least six (6) years of continuous service with the Company.

This letter confirms that the following definition of "Retirement" is applicable to the Restricted Stock

Units granted to you on February 27, 2015:

"Retirement" means a retirement from active Employment after the Grantee has attained age fifty-five (55) with at least six (6) years of continuous service with the Company.

**

Trinseo S.A.

By:	/s/ Christopher D. Pappas
Name: Christopher D. Pappas
Title: Chief Executive Officer and President